Exhibit 99.3

LEGACY ACQUISITION CORP. AND SUBSIDIARY

i

PART 1 – FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

LEGACY ACQUISITION CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Current assets –
Cash	$375,000	$568,000
Prepaid expenses and other assets	84,000	26,000
Total current assets	459,000	594,000

Non-current assets –
Cash and investments held in Trust Account	63,804,000	302,529,000
Total assets	$64,263,000	$303,123,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities –
Accounts payable	$1,021,000	$358,000
Accrued expenses	3,381,000	1,859,000
Accrued franchise and income taxes	-	8,000
Due to related party	5,575,000	1,958,000
Total current liabilities	9,977,000	4,183,000

Other liabilities –
Deferred underwriting compensation	6,000,000	10,500,000
Total liabilities	15,977,000	14,683,000

Common stock subject to possible redemption; 4,328,690 and 28,344,013 shares, respectively, at September 30, 2020 and December 31, 2019 (at approximately $10.00 per share)	43,286,000	283,440,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	-	-
Class A Common stock, $0.0001 par value, 100,000,000 authorized shares, 30,000,000 shares issued, (23,877,301 shares of which have been redeemed) at September 30, 2020 and December 31, 2019, 1,794,009 and 961,167 shares, outstanding (excluding 4,328,690 and 28,344,013 shares, respectively, subject to possible redemption at September 30, 2020 and December 31, 2019)	-	-
Class F Common stock, $0.0001 par value, 10,000,000 authorized shares, 7,500,000 shares issued and outstanding	1,000	1,000
Additional paid-in-capital	3,077,000	847,000
Retained earnings	1,922,000	4,152,000
Total stockholders’ equity	5,000,000	5,000,000
Total liabilities and stockholders’ equity	$64,263,000	$303,123,000

See accompanying notes to condensed consolidated financial statements

LEGACY ACQUISITION CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019

Revenues	$-	$-	$-	$-
General and administrative expenses	1,047,000	1,210,000	3,020,000	2,566,000
Loss from operations	(1,047,000)	(1,210,000)	(3,020,000)	(2,566,000)

Interest income on Trust Account	16,000	1,588,000	1,057,000	5,154,000
Interest expense on related party loan	(24,000)	-	(76,000)	-
(Loss) income before income taxes	(1,055,000)	378,000	(2,039,000)	2,588,000

Benefit (provision) for income taxes	7,000	(325,000)	(191,000)	(1,055,000)

Net (loss) income	$(1,048,000)	$53,000	$(2,230,000)	$1,533,000

Two Class Method for Per Share Information:
Weighted average class A common shares outstanding – basic and diluted	6,123,000	30,000,000	18,137,000	30,000,000

Net income per class A common share – basic and diluted	$0.00	$0.04	$0.04	$0.13

Weighted average class F common shares outstanding – basic and diluted	7,500,000	7,500,000	7,500,000	7,500,000

Net income (loss) per class F common share – basic and diluted	$(0.14)	$0.15	$(0.39)	$(0.32)

See accompanying notes to condensed consolidated financial statements

LEGACY ACQUISITION CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the three and nine months ended September 30, 2020 and 2019

(unaudited)

Three and nine months ended September 30, 2020:

	Common Stock				Additional
	Class A Shares	Amount	Class F Shares	Amount	Paid-in Capital	Retained Earnings	Stockholders’ Equity

Three months ended September 30, 2020:
Balances, June 30, 2020 (unaudited)	2,139,202	-	7,500,000	1,000	2,029,000	2,970,000	5,000,000
Agreed reduction in Deferred underwriting fee	-	-	-	-	4,500,000	-	4,500,000
Change in Class A common stock subject to possible redemption	(345,193)	-	-	-	(3,452,000)	-	(3,452,000)
Net loss, three months ended September 30, 2020	-	-	-	-	-	(1,048,000)	(1,048,000)
Balances, September 30, 2020 (unaudited)	1,794,009	$-	7,500,000	$1,000	$3,077,000	$1,922,000	$5,000,000

Nine months ended September 30, 2020:
Balances, December 31, 2019	961,167	-	7,500,000	$1,000	$847,000	$4,152,000	$5,000,000
Shares redeemed at $10.45 per share in May 2020	(23,182,481)	-	-	-	(242,423,000)	-	(242,423,000)
Agreed reduction in deferred underwriting fee	-	-	-	-	4,500,000		4,500,000
Change in Class A common stock subject to possible redemption	24,015,323	-	-	-	240,153,000	-	240,153,000
Net loss, nine months ended September 30, 2020	-	-	-	-	-	(2,230,000)	(2,230,000)
Balances, September 30, 2020 (unaudited)	1,794,009	$-	7,500,000	$1,000	$3,077,000	$1,922,000	$5,000,000

See accompanying notes to condensed consolidated financial statements

LEGACY ACQUISITION CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the three and nine months ended September 30, 2020 and 2019

(unaudited)

Three and nine months ended September 30, 2019:

	Common Stock				Additional
	Class A Shares	Amount	Class F Shares	Amount	Paid-in Capital	Retained Earnings	Stockholders’ Equity

Three months ended September 30, 2019:
Balances, June 30, 2019 (unaudited)	935,856	-	7,500,000	1,000	754,000	4,245,000	5,000,000
Change in Class A common stock subject to possible redemption	(5,289)	-	-	-	(53,000)	-	(53,000)
Net income, three months ended September 30, 2019	-	-	-	-	-	53,000	53,000
Balances, September 30, 2019 (unaudited)	930,567	$-	7,500,000	$1,000	$701,000	$4,298,000	$5,000,000

Nine months ended September 30, 2019:
Balances, December 31, 2018	1,083,859	$-	7,500,000	$1,000	$2,234,000	$2,765,000	$5,000,000
Change in Class A common stock subject to possible redemption	(153,392)	-	-	-	(1,533,000)	-	(1,533,000)
Net income, nine months ended December 31, 2019	-	-	-	-	-	1,533,000	1,533,000
Balances, September 30, 2019 (unaudited)	930,567	$-	7,500,000	$1,000	$701,000	$4,298,000	$5,000,000

See accompanying notes to condensed consolidated financial statements

LEGACY ACQUISITION CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Nine months ended September 30,
	2020	2019

Net income (loss)	$(2,230,000)	$1,533,000
Adjustments to reconcile net income to net cash used in operating activities:
Interest income earned on Trust Account	(1,057,000)	(5,154,000)
Changes in operating assets and liabilities:
Increase in accounts payable and accrued expenses	2,185,000	1,093,000
Decrease in accrued franchise and income taxes	(8,000)	(195,000)
Increase in prepaid expenses and other assets	(58,000)	(52,000)
Net cash used in operating activities	(1,168,000)	(2,775,000)

Cash flows from investing activities -
Withdrawal from Trust Account for redemption of Class A	242,423,000	-
Deposit into Trust Account	(3,517,000)	-
Withdrawal from Trust Account for taxes and working capital	875,000	2,335,000
Net cash provided by investing activities	239,781,000	2,335,000

Cash flows from financing activities –
Redemptions of Class A common stock common stock	(242,423,000)	-
Proceeds from related party loans	3,617,000	-
	(238,806,000)	-

Net (decrease) increase in cash	(193,000)	(440,000)
Cash at beginning of period	568,000	1,180,000
Cash at end of period	$375,000	$740,000

Supplemental disclosure of non-cash financing activities:
Cash paid for income taxes	$215,000	$1,197,000

Change in value of common stock subject to possible redemption	$(240,153,000)	$1,533,000

Change in common stock subject to redemption	$4,500,000	-

See accompanying notes to condensed consolidated financial statements

LEGACY ACQUISITION CORP. AND SUBSIDIARY
Notes to Condensed Consolidated Financial Statements

(unaudited)

NOTE 1 – DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General:

Legacy Acquisition Corp. (the “Company”) was incorporated in Delaware on March 15, 2016. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

At September 30, 2020, the Company had not commenced any operations. All activity for the period from March 15, 2016 (inception) through September 30, 2020 relates to the Company’s formation and the initial public offering (“Public Offering”) described below, and subsequent to the Public Offering, searching for a potential business combination. The Company will not generate any operating revenues until after completion of the initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Public Offering.

Sponsor and Financing:

The Company’s sponsor is Legacy Acquisition Sponsor I LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Public Offering (as described in Note 5) was declared effective by the United States Securities and Exchange Commission (the “SEC”) on November 16, 2017. The Company intends to finance a Business Combination with the net proceeds of approximately $63,804,000 remaining from a $300,000,000 Public Offering (Note 5) and a $8,750,000 private placement (Note 6) (after redemptions totaling approximately $242,423,000). Upon the closing of the Public Offering and the private placement, $300,000,000 was held in the Trust Account with Continental Stock Transfer and Trust Company (the “Trustee”) acting as the trustee (the “Trust Account”) (as discussed below). See Notes 3 and 7 below regarding an aggregate of approximately $249,531,000 of shareholder redemptions including approximately $242,423,000 of shareholder redemptions (23,182,481 shares) paid from the Trust Account in May 2020, and approximately $7,108,000 of shareholder redemptions (694,820 shares) paid from the Trust Account in October 2019, in connection with the Extension Amendments, defined below, that extends the date to complete a Business Combination by November 20, 2020, the Extended Date.

The Trust Account:

Funds from the Public Offering have been placed in the Trust Account. The Trust Account will be invested only in U.S. government treasury bills with a maturity of one hundred and eighty five (185) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Business Combination or (ii) the distribution of the Trust Account as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective Business Combinations and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes and up to $750,000 per year for working capital purposes, if any, none of the funds held in trust may be released until the earlier of: (i) the completion of the initial Business Combination; or (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance and timing or the Company’s obligation to redeem 100% of its public shares if the Company does not complete its initial business combination by the Extended Date or (iii) the redemption of 100% of the shares of Class A common stock included in the Units sold in the Public Offering if the Company is unable to complete a Business Combination by the Extended Date (subject to the requirements of law). See Notes 2 and 3 below regarding the Extension Amendments that extend the date to complete a business combination and certain shareholder redemptions paid from the Trust Account as described therein. The Company may continue to withdraw from the Trust Account amounts necessary for taxes, and for working capital of up to $750,000 annually (on a pro rata basis), during the period of the Extension Amendment discussed in Notes 2 and 3.

Business Combination:

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a Target Business. As used herein, “Target Business” means one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the signing of a definitive agreement in connection with the Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination by November 20, 2020, the Extended Date. that is further discussed below and in Notes 2 and 3 below, if at all.

The Company, after signing a definitive agreement for an initial Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders holding Class A common stock may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest but less taxes payable and up to $750,000 per year which may be, and has been, released for working capital purposes, or (ii) provide stockholders holding Class A common stock with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to commencement of the tender offer, including interest but less taxes payable and up to $750,000 per year which may have been released for working capital. The decision as to whether the Company will seek stockholder approval of the initial Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval unless a vote is required by New York Stock Exchange (“NYSE”) rules. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. However, in no event will the Company redeem its public shares of Class A common stock in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of the Business Combination. In such case, the Company would not proceed with the redemption of its public shares of Class A common stock and the related Business Combination, and instead may search for an alternate Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with a Business Combination, a public stockholder will have the right to redeem its Class A common stock for an amount in cash equal to such stockholder’s pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest but less taxes payable and up to $750,000 per year which may have been released to the Company to fund working capital requirements. As a result, such shares of Class A common stock are recorded at redemption amount and classified as temporary equity in the accompanying balance sheet, in accordance with FASB ASC 480, “Distinguishing Liabilities from Equity.”

The Company only had 24 months from the closing date of the Public Offering to complete its initial Business Combination. However, as discussed further in Note 3 below, on October 22, 2019, the shareholders of the Company approved the extension of time to complete the Business Combination from November 21, 2019 to December 21, 2019 and thereafter at the Company’s option or upon the Sellers request up to five times initially to January 21, 2020 and thereafter by up to four additional 30-day periods ending on May 20, 2020. The Company has currently exercised all five extension options, (i) from December 21, 2019 to January 21, 2020, (ii) from January 21, 2020 to February 20, 2020, (iii) from February 20, 2020 to March 21, 2020, (iv) from March 21, 2020 to April 20, 2020 and (v) from April 20, 2020 to May 20, 2020. On April 21, 2020, the Company filed a definitive proxy on Schedule 14A related to a further extension of the Extended Date to November 20, 2020 (the “Second Extension”). Thereafter, on May 18, 2020, the shareholders of the Company approved an extension of time to complete the Business Combination from May 20, 2020 to November 20, 2020 (the “Extended Date”). If the Company does not complete a Business Combination within this extended period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of Class A common stock for a per share pro rata portion of the Trust Account, including interest, but less taxes payable and up to $750,000 per year which may be, and has been, released for working capital (less up to $50,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. The initial stockholder has entered into a letter agreement with the Company, pursuant to which it has waived its right to participate in any redemption with respect to its initial shares; however, if the initial stockholder or any of the Company’s officers, directors or affiliates acquire shares of Class A common stock after the Public Offering, they will be entitled to a pro rata share of the Trust Account, with respect to such public shares, upon the Company’s redemption or liquidation in the event the Company does not complete a Business Combination within the required time period.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, management has determined that the working capital deficit and the mandatory liquidation and subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after November 20, 2020.

NOTE 2 – BUSINESS COMBINATION AGREEMENT

As discussed more fully in Note 3 below, on July 20, 2020, the Company terminated the Amended and Restated Share Exchange Agreement, dated December 2, 2019, between Blue Valor Limited and the Company, as amended by that First Amendment to the Amended and Restated Share Exchange Agreement, dated March 13, 2020.

On September 18, 2020, the Company and Onyx Enterprises Int’l, Corp., a New Jersey corporation (“Onyx”), entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among the Company, Excel Merger Sub I, Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Company and directly owned subsidiary of Merger Sub 2 (“Merger Sub 1”), Excel Merger Sub II, LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Company (“Merger Sub 2”), Onyx, and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the stockholder representative pursuant to the terms of Section 11.16 of the Business Combination Agreement (the “Stockholder Representative”).

Onyx is an eCommerce technology company headquartered in Jersey City, NJ. Following the closing of the Business Combination (the “Closing”), the Company will change its legal name from Legacy Acquisition Corp. to PARTS iD, Inc.

Pursuant to the Business Combination Agreement, at the closing, the Company will pay to the Onyx common stockholders, in the form of shares of the Company’s Class A common stock valued at $10.00 per share, an amount equal to the sum of (a) $260,000,000, (b) plus the amount, if any, by which the net working capital of Onyx exceeds a net working capital target, (c) minus the amount, if any, by which the net working capital target exceeds the net working capital of Onyx, (d) plus $25,000,000, which represents cash that will be retained by Onyx, (e) minus the amount of indebtedness of Onyx, (f) minus $20,000,000 to be paid to the holders of the outstanding shares of the preferred stock, no par value per share, of Onyx, (g) minus the amount of all of Onyx’s transaction expenses, (h) minus $3,000,000 (the “Adjustment Reserve Amount”), to be held in reserve by the Company for potential post-closing purchase price adjustments, (i) minus $350,000 for the stockholder representative reserve fund to be used for paying directly, or reimbursing the Stockholder Representative for, any third party expenses pursuant to the Business Combination Agreement and the agreements ancillary thereto, and (j) unless certain claims are resolved prior to closing (as described below), minus $7,500,000 (the “Indemnification Expense Reserve Amount”), to be held in reserve by the Company for reimbursement of certain potential indemnification expenses that may become payable by Onyx.

The purchase price will be estimated at closing and will be subject to a post-closing reconciliation process. Any unused portion of the Adjustment Reserve Amount following such reconciliation, or any unused portion of the Indemnification Expense Reserve Amount, will be paid to the Onyx common stockholders by issuance of additional shares of Class A common stock in accordance with the terms of the Business Combination Agreement.

Concurrently with the execution of the Business Combination Agreement, the Sponsor, the Company and the Stockholder Representative, entered into a sponsor support agreement (the “Sponsor Support Agreement”). Pursuant to the Sponsor Support Agreement, the Sponsor agreed to, immediately prior to the closing, (i) assign and transfer to the Company for cancellation 3,000,000 shares of Class F common stock (the “Forfeited Shares”) and (ii) assign and transfer to the Company for cancellation 14,587,770 of its private placement warrants to purchase shares of Class A common stock (the “Equity Reduction Warrants”), which excludes 2,912,230 warrants that are currently allocated to and beneficially owned by certain institutional investors of the Sponsor. The Forfeited Shares and the Equity Reduction Warrants are each being forfeited as partial consideration for the Sponsor Deferred Shares (as defined below).

The Sponsor further agreed that (i) if the amount of funds available in the trust fund established by the Company for the benefit of its public stockholders (the “Trust Fund”), after giving effect to the exercise of redemption rights by the redeeming stockholders of the Company, is less than $54,000,000, then immediately prior to the closing of the Business Combination, the Sponsor shall surrender and forfeit up to a maximum of 3,250,000 shares of Class F common stock (the “Equity Reduction Shares”), pursuant to a calculation described in the Sponsor Support Agreement and (ii) that if, and to the extent, that the Company pays its transaction expenses from the Trust Fund in excess of $16,400,000, then the Sponsor shall surrender and forfeit to the Company up to a maximum of 3,250,000 shares of Class F common stock (the “Expense Reduction Shares”), pursuant to a calculation described in the Sponsor Support Agreement. In no event shall the sum of the Expense Reduction Shares and the Equity Reduction Shares exceed 3,250,000 shares of Class F common stock.

The Sponsor will have the ability to earn back up to 50% of the sum of the number of Equity Reduction Shares and the number of Expense Reduction Shares based on the average trading share price of the Company’s Class A common stock over a 730 calendar day period immediately following closing (the “Sponsor Deferred Shares”).

The Business Combination will be accounted for as a reverse merger in accordance with GAAP. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, Onyx will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Onyx (i.e., a capital transaction involving the issuance of stock by the Company for the stock of Onyx). Accordingly, the assets, liabilities and results of operations of Onyx will become the historical financial statements of the Company, and Legacy’s assets, liabilities and results of operations will be consolidated with Onyx beginning on the acquisition date.

For additional information regarding the terms of the Business Combination, see the definitive information statement filed with the Securities and Exchange Commission on October 30, 2020 including the section entitled “The Business Combination Agreement” in the definitive information statement.

In connection with the Business Combination Agreement, the Company has filed a definitive proxy statement seeking shareholder approval to extend the date by which a business combination is required to be completed from November 20, 2020 to December 31, 2020 (the “Extension Proposal”).

NOTE 3 – EXTENSION AMENDMENTS, SHAREHOLDER REDEMPTIONS AND RELATED SHARE EXCHANGE AGREEMENT, TERMINATED IN JULY 2020, FOR PRIOR PROPOSED BUSINESS COMBINATION

On December 2, 2019, the Company entered into an Amended and Restated Share Exchange Agreement, as amended by that First Amendment to the Amended and Restated Share Exchange Agreement, dated March 13, 2020 (the “Share Exchange Agreement”), that amends and restates the Share Exchange Agreement dated as of August 23, 2019, as amended by that First Amendment to Share Exchange Agreement dated as of September 27, 2019, with Blue Valor Limited (“Blue Valor” or the “Seller”), a company incorporated in Hong Kong and an indirect, wholly owned subsidiary of Blue Focus Intelligent Communications Group (“BlueFocus”). Pursuant to the Share Exchange Agreement, the Company will purchase all of the issued and outstanding shares of a wholly-owned holding company organized in the Cayman Islands (the “Blue Impact target”), that, at closing, will hold the Blue Impact business, a digital-first, intelligent and integrated global advertising and marketing services company (the “Blue Impact business”).

On July 20, 2020, the Company terminated the Amended and Restated Share Exchange Agreement, dated December 2, 2019, between Blue Valor and the Company, as amended by that First Amendment to the Amended and Restated Share Exchange Agreement, dated March 13, 2020 (the “Share Exchange Agreement”). The Share Exchange Agreement was terminated pursuant to Section 10.1(f), which allows either party to terminate the agreement if the business combination contemplated therein is not consummated by May 20, 2020. The termination was in response to the increasing impact on the global advertising sector, and global markets broadly, resulting from the COVID-19 pandemic, which has negatively affected market valuations. Under the terms of the Share Exchange Agreement, the Company would have purchased all of the issued and outstanding shares of a wholly owned holding company of Blue Valor, which held the Blue Impact business, an advertising & marketing services group. the Company is proceeding to evaluate alternative business combinations. No termination penalty was incurred or became payable by the Company in connection with the termination of the Share Exchange Agreement.

Pursuant to their respective terms, each of (i) the Sponsor Support Agreement, dated March 13, 2020, by and among Legacy Acquisition I LLC, a Delaware limited liability company (the “Sponsor”), the Company and Blue Valor, (ii) the Waiver Agreement, dated March 13, 2020, by and between the Sponsor and the Company, and (iii) the Warrant Holder Support Agreements, dated March 13, 2020, by and between the Company and the holders of approximately 19,765,000 (or approximately 65.9%) of the Company’s public warrants, terminated concurrently with the termination of the Share Exchange Agreement. Additionally, the Warrant Amendments described in the Consent Solicitation Statement filed with the Securities and Exchange Commission (the “SEC”) on May 15, 2020, and subsequently approved by the public warrant holders will not take effect and there will be no redemption rights or liquidating distribution with respect to the Company’s warrants. The warrants will expire worthless if the Company does not complete an alternative business combination.

The Company’s Charter and final IPO prospectus dated November 16, 2017, (which was filed with the SEC on November 17, 2017) provided that the Company had until November 21, 2019 to complete a business combination. In order to provide the Company additional time to complete the business combination, on October 22, 2019 the Company’s shareholders approved an Extension Amendment (the “Extension Amendment”) in order to extend the deadline to complete the business combination from November 21, 2019 to December 21, 2019 and thereafter at the Company’s option or upon the Seller’s request up to five times, initially to January 21, 2020, and thereafter by up to four additional 30-day periods ending on May 20, 2020. On April 21, 2020, the Company filed a definitive proxy on Schedule 14A related to the Second Extension. Thereafter, on May 18, 2020, the shareholders of the Company approved an extension of time to complete the business combination from May 20, 2020 to November 20, 2020 (the “Extended Date”). As such, the deadline to consummate the business combination is currently extended to November 20, 2020. The Company may continue to withdraw from the Trust Account amounts necessary for taxes, and for working capital of up to $750,000 annually (on a pro rata basis), during the period of the Extension Amendments.

On October 23, 2019, the Company issued a note (the “Seller Note”) for the aggregate principal amount of approximately $979,000, to the Seller (including $100,000 provided to the Company for working capital). Borrowings under the Seller Note will bear interest at a rate equal to the 1-month USD LIBOR interest rate, plus 1.5%. The Seller Note was issued in connection with the approval by the Company’s stockholders of the Extension Amendment. In connection with the Extension Amendment, stockholders elected to redeem 694,820 shares of the Company’s Class A common stock, par value $0.0001 per share, issued in the Company’s initial public offering (the “public shares”), and 29,305,180 public shares remained issued and outstanding at that time following such redemptions. Accordingly, consistent with the Company’s proxy materials relating to the special meeting, on or about October 23, 2019, the Company made a cash contribution to the Trust Account in an amount equal to $0.03 for each public share that was not redeemed in connection with the stockholder approval of the Extension Amendment for the initial extension through December 21, 2019, which equaled an aggregate amount of approximately $979,000 (including $100,000 provided to Company for costs and expenses). On December 17, 2019, in connection with the Company’s extension of the date by which the Company has to consummate a business combination from December 21, 2019, to January 21, 2020, the Company issued an amended and restated note (the “Amended Seller Note”) to the Seller that amended and restated the Seller Note and received the second Seller Loan from the Seller. Borrowings under the Amended Seller Note will continue to bear interest at a rate equal to the 1 month USD LIBOR interest rate, plus 1.5% accruing from the date of the applicable borrowings. Subsequent to December 31, 2019, the Company has extended the date by which it has to consummate a business combination from January 21, 2020 to February 20, 2020, from February 20, 2020 to March 21, 2020, from March 21, 2020 to April 20, 2020 and from April 20, 2020 to May 20, 2020. In connection with each of the first three extensions, the Seller loaned $979,155.40 to the Company under the Amended Seller Note. Additionally, in connection with the remaining extensions, the Seller loaned $879,155.40 for each extension. As a result, Seller has loaned to the Company a total of $5,574,932.40 at September 30, 2020 (six loans), and a total of $1,958,310.80 at December 31, 2019 (two loans).

Under the terms of the Share Exchange Agreement, the Seller agreed to loan (each, a “Seller Loan”) to the Company the amount of the contributions to be made by the Company in connection with the initial extension through December 21, 2019, and for each period of the Extension thereafter; provided, however, that the Seller is not required to make any loan to the Company with respect to any Extension for the purpose of consummating an initial business combination other than the business combination with Blue Impact. In addition, the Seller agreed that the Seller Loans may include additional amounts to cover certain costs and expenses that the Company will reasonably incur in connection with the continuation of operations until the earlier of the consummation of the business combination or the Extended Date and the total of all such costs and expenses shall not exceed a total of $300,000 in the aggregate for all Extensions through the Extended Date. No Seller Loan may exceed $1,000,000 in the aggregate (including loans to fund costs and expenses). The Seller Loans made on or about October 23, 2019, December 21, 2019 and January 21, 2020, each in the principal amount of approximately $979,000 under the Amended Seller Note reflects a loan to fund the Company’s contributions to the Trust Account of approximately $879,000 plus $100,000 to fund the costs and expenses that the Company reasonably expects incur in connection with the continuation of operations until the earlier of the consummation of the business combination or the Extended Date. As of September 30, 2020, the Company had borrowed in respect of its costs and expenses a total of $300,000 in the aggregate (which is included in related party loans in the accompanying condensed consolidated balance sheet).

The Seller Loans will be forgiven by the Seller if the closing of the business combination does not occur and the Trust Account liquidates, except to the extent of any funds that are available to the Company (i) after such liquidation in accordance with the trust agreement, or (ii) from any other source. The amount of the Seller Loans will be repayable by the Company to the Seller upon consummation of the business combination. (The Company may choose to settle the Seller Loans and related fees with stock consideration.)

When the Company elected and/or the Seller requested that the Company extend the date by which the Company has to consummate the business combination, the Company has publicly announced the Company’s decision no later than the close of business on the last day of the then-current extension period. In addition, the Company has made additional contributions of $0.03 per outstanding public share for each period of the extension by the Company at its option and/or at the Seller’s request. The Seller has so far made contributions of $979,155.40 for each of the first three extensions, and $879,155.40 for each of the fourth, fifth and sixth extensions at September 30, 2020, for contributions of a total aggregate amount of $5,574,932. If the Company’s board of directors determines that the Company will not be able to consummate an initial business combination by the Extended Date, the Company’s board of directors would wind up our affairs and redeem 100% of the outstanding public shares.

In connection with the May 2020 Extension Agreement, stockholders elected to redeem 23,182,481 Class A common shares at approximately $10.46 per share for an aggregate of approximately $242,423,000 withdrawn from the trust account. In addition, in connection with the May 2020 Extension Agreement, the Company agreed to make a cash contribution (“Contribution”) to the trust account at the closing of a business combination in an amount equal to $0.02 for each public share that was not redeemed in connection with the stockholder approval of the Extension Amendment for each month of the Extension (or approximately $122,400.00 per month after giving effect to redemptions). The Contribution will not accrue interest and the aggregate amount of the Contribution will be calculated and paid in full at the closing from the proceeds of the business combination. Since this potential payment is contingent upon the closing of a business combination, no accrual of a liability has been made at September 30, 2020 and any payment will be reflected upon the closing of a business combination if there is such a closing.

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:

The consolidated financial statements include the accounts of Legacy Acquisition Corp. and its wholly-owned subsidiary, Excel Merger Sub II, Inc., a Delaware limited liability company and direct wholly owned subsidiary of the Company. All significant intercompany balances and transactions have been eliminated in consolidation.

Basis of Presentation:

The accompanying unaudited condensed consolidated interim financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) pursuant to the rules and regulations of the SEC and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of September 30, 2020, and the results of operations and cash flows for the periods presented. Certain information and disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations. Interim results are not necessarily indicative of results for a full year. All dollar amounts are rounded to the nearest thousand dollars.

The accompanying unaudited condensed consolidated interim financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 27, 2020, as well as the Definitive Information Statement filed on October 30, 2020.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Net Income (Loss) per Common Share

Net income (loss) per common share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding for the periods. The Company has not considered the effect of the warrants sold in the initial public offering and private placement to purchase an aggregate of 23,750,000 Class A ordinary shares in the calculation of diluted income (loss) per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted income (loss) per common share is the same as basic loss per common share for the periods.

The Company’s condensed consolidated statements of operations include a presentation of income (loss) per share for common stock subject to redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per common share, basic and diluted for Class A common stock is calculated by dividing the interest income earned on the Trust Account, net of income tax expense, franchise tax expense and funds available to be withdrawn from Trust for working capital purposes (up to a maximum of $750,000 annually), by the weighted average number of Class A common stock outstanding for the period. Net income (loss) per common share, basic and diluted, for Class F common stock is calculated by dividing the net income (loss), less income attributable to Class A Common Stock, by the weighted average number of Class F common stock outstanding for the period. Net income (loss) available to each class of common stockholders is as follows for the three and nine months ended September 30, 2020 and 2019:

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019

Net income available to Class A common stockholders:
Interest income	$16,000	$1,588,000	$1,057,000	$5,154,000
Less: Income and franchise taxes	(16,000)	(375,000)	(341,000)	(1,205,000)
Expenses available to be paid with interest income from Trust (up to a maximum of $750,000 per year)	-		(563,000)	-
Net income available to Class A common stockholders	$-	$1,213,000	$153,000	$3,949,000

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019

Net income available to Class F common stockholders:
Net (loss) income	$(1,048,000)	$53,000	$(2,330,000)	$1,533,000
Less: amount attributable to Class A common stockholders	-	(1,213,0000)	(153,000)	(3,949,000)
Net income (loss) available to class F common stockholders	$(1,048,000)	$(1,160,000)	$(2,383,000)	$(2,416,000)

Concentration of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments:

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the financial statements.

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Deferred Offering Costs:

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A – “Expenses of Offering.” Offering costs of approximately $17,379,000 consisted principally of underwriter discounts of $16,500,000 (including $10,500,000 of which payment is deferred) and approximately $887,000 of professional, printing, filing, regulatory and other costs, have been charged to additional paid-in-capital upon completion of the Public Offering.

See also Note 5 regarding reduction of the deferred underwriting fees in September 2020.

Income Taxes:

The Company follows the asset and liability method of accounting for income taxes under FASB ASC, 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company’s currently taxable income consists of interest income on the Trust Account net of franchise taxes. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. The Company recorded income tax (credit) expense of approximately $(7,000), $191,000, $325,000 and $1,055,000, respectively, in the three and nine months ended September 30, 2020 and 2019, respectively, primarily related to interest income earned on the Trust Account net of franchise taxes. The Company’s effective tax rate was approximately (1)%, 9%, 86% and 41%, respectively, for the three and nine months ended September 30, 2020 and 2019. The Company’s effective tax rate differs from the expected income tax rate due to the start-up and business combination costs (discussed above) which are not currently deductible. At September 30, 2020 and December 31, 2019, the Company has a deferred tax asset of approximately $1,718,000 and $1,080,000, respectively, primarily related to start-up and business combination costs. Management has determined that a full valuation allowance of the deferred tax asset is appropriate at this time.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2020 and December 31, 2019. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at September 30, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Redeemable Common Stock:

As discussed in Notes 5 and 7, all of the 30,000,000 common shares sold as part of a Unit in the Public Offering (an aggregate of 23,877,301 shares have been redeemed, including 23,182,481 shares which were redeemed in May 2020 and 694,820 of shares which were redeemed in October 2019 as discussed in Note 3 above, leaving 6,122,699 outstanding) contain a redemption feature which allows for the redemption of common shares under the Company’s Liquidation or Tender Offer/Stockholder Approval provisions. In accordance with FASB 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

The Company recognizes changes immediately as they occur and adjusts the carrying value of the securities at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by adjustments to additional paid-in capital. Accordingly, at September 30, 2020 and December 31, 2019, 4,328,690 and 28,344,013, respectively, of the 6,122,699 and 29,305,180, respectively, Public Shares remaining outstanding were classified outside of permanent equity and 1,794,009 and 961,167 were recorded as outstanding at September 30, 2020 and December 31, 2020, respectively.

Recent Accounting Pronouncements:

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Subsequent Events:

Management has evaluated subsequent events to determine if events or transactions occurring after the date of the financial statements but before the financial statements were issued, require potential adjustment to or disclosure in the financial statements and has concluded that all such events that would require adjustment or disclosure have been recognized or disclosed.

NOTE 5 – PUBLIC OFFERING

On November 21, 2017, the Company closed on the Public Offering and sale of 30,000,000 units at a price of $10.00 per unit (the “Units”). Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value and one redeemable common stock purchase warrant (the “Warrants”). Under the terms of a warrant agreement, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act, following the completion of the initial business combination. Each Warrant entitles the holder to purchase one half of one share of Class A common stock at a price of $5.75 (11.50 per whole share). No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the warrant holder. Each Warrant will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete its initial Business Combination on or prior to the Extended Date allotted to complete the Business Combination, the Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of Class A common stock to the holder upon exercise of Warrants issued in connection with the 30,000,000 public units during the exercise period, there will be no net cash settlement of these Warrants and the Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement. Once the warrants become exercisable, the Company may redeem the outstanding warrants in whole and not in part at a price of $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the warrant holders.

The Company granted the underwriters in the Public Offering a 45-day option to purchase up to 4,500,000 additional Units to cover any over-allotment, at the initial public offering price less the underwriting discounts and commissions. On November 27, 2017, the Company was advised by the underwriters’ that the overallotment option would not be exercised. As such, the 1,125,000 shares subject to forfeiture which are described in Note 6 were forfeited.

The Company paid an underwriting discount of 2% of the per Unit offering price to the underwriters at the closing of the Public Offering ($6,000,000), with an additional fee (the “Deferred Discount”) of 3.5% of the gross offering proceeds ($10,500,000) payable upon the Company’s completion of a business combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial business combination. As a result of a Letter Agreement dated September 17, 2020, by and between the Company and the underwriters, the deferred underwriting fee payable by the Company has been reduced by $4,500,000, from $10,500,000 to $6,000,000.

See Notes 3 and 7 regarding the aggregate 23,877,302 shares redeemed for approximately $249,531,000 (including 23,182,481 shares redeemed for approximately $242,423,000 in May 2020 and the 694,820 shares redeemed for approximately $7,108,000 in October 2019) in connection with the Extension Amendments.

NOTE 6 – RELATED PARTY TRANSACTIONS

Founder Shares

In October 2016, the Sponsor purchased 8,625,000 shares of Class F common stock (the “Founder Shares”) for $25,000, or approximately $0.001 per share (see Note 8). The Founder Shares are identical to the Class A common stock included in the Units being sold in the Public Offering except that the Founder Shares are convertible under the circumstances described below and subject to certain transfer restrictions, as described in more detail below. The Sponsor agreed to forfeit up to 1,125,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters (see Notes 5 and 8) so that the initial stockholder would own 20.0% of the Company’s issued and outstanding shares after the Public Offering. As discussed further in Notes 5 and 8, on November 27, 2017, the underwriters’ notified the Company that they would not exercise the overallotment option and, as such, the 1,125,000 shares that were subject to forfeiture were forfeited as of the closing of the Public Offering on November 21, 2017. The Founder Shares will automatically convert into shares of Class A common stock at the time of the business combination on a one-for-one basis, subject to adjustment as described in the Company’s amended and restated certificate of incorporation.

The Company’s initial stockholder has agreed not to transfer, assign or sell any of its Founder Shares until the earlier of (A) one year after the completion of the Company’s initial business combination, or earlier if, subsequent to the Company’s initial business combination, the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial business combination or (B) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the initial business combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property (the “Lock Up Period”).

See also Note 3.

Private Placement Warrants

Upon the closing of the Public Offering on November 21, 2017, the Sponsor paid the Company $8,750,000 for the private placement purchase from the Company of 17,500,000 warrants at $0.50 per warrant (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one-half of one share of Class A common stock at $5.75 ($11.50 per whole share). A portion of the purchase price of the Private Placement Warrants has been added to the proceeds from the Public Offering held in the Trust Account pending completion of the Company’s initial business combination. The Private Placement Warrants (including the common stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the completion of the initial business combination and are non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the warrants included in the Units being sold in the Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the Units in the Public Offering and have no net cash settlement provisions.

If the Company does not complete a business combination within the Extended Date, then the proceeds will be part of the liquidating distribution to the public stockholders and the Warrants issued to the Sponsor will expire worthless.

See also Note 3.

Registration Rights

The Company’s initial stockholder and holders of the Private Placement Warrants are entitled to registration rights (in the case of the Founder Shares, only after conversion to shares of Class A common stock) pursuant to a registration rights agreement dated November 16, 2017. The Company’s initial stockholder and holders of the Private Placement Warrants are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Administrative Service Agreement and Services Agreement

The Company pays $10,000 a month, $30,000 for each of the three months ended September 30, 2020 and 2019 and $90,000 for each of the nine months ended September 30, 2020 and 2019, for office space, accounting services, utilities and secretarial support provided by the Sponsor subsequent to the date the Company’s securities were first listed on the NYSE. Such monthly fee will terminate upon the earlier of the consummation by the Company of an initial business combination or the liquidation of the Company. No amounts were payable at September 30, 2020 or December 31, 2019.

NOTE 7 – TRUST ACCOUNT AND FAIR VALUE MEASUREMENT

The Company complies with FASB ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

Upon the closing of the Public Offering and the private placement, a total of $300,000,000 was deposited into the Trust Account. All proceeds in the Trust Account may be invested in either U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest solely in U.S. government treasury obligations. An aggregate of approximately $249,531,000 has been removed from the Trust in connection with shareholder redemptions of 23,877,302 shares, including 23,182,481 shares redeemed for approximately $242,423,000 in May 2020 and the 694,820 shares redeemed for approximately $7,108,000 in October 2019, in connection with the Extension Amendments discussed in Notes 2 and 3.

At September 30, 2020 and December 31, 2019, the proceeds of the Trust Account were invested in a money market fund that invests solely in U.S. government treasury bills. The Company classifies its U.S. government treasury bills and equivalent securities as held-to-maturity in accordance with FASB ASC 320, “Investments – Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity U.S. government treasury bills are recorded at amortized cost on the accompanying September 30, 2020 and December 31, 2019 condensed consolidated balance sheets and adjusted for the amortization of discounts.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of September 30, 2020 and December 31, 2019 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. Since all of the Company’s permitted investments at September 30, 2020 and December 31, 2019 consist of money market funds holding U.S. government treasury bills, fair values of its investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets or liabilities as follows:

			Quoted Price
	Carrying value at	Gross Unrealized	Prices in Active
Description	September 30, 2020	Holding Gain	Markets (Level 1)
Assets:
Money market funds	$63,804,000	$-	$63,804,000
Total	$63,804,000	$-	$63,804,000

			Quoted Price
	Carrying value at	Gross Unrealized	Prices in Active
Description	December 31, 2019	Holding Loss	Markets (Level 1)
Assets:
Money market funds	$305,529,000	$-	$305,529,000
Total	$305,529,000	$-	$305,529,000

The Company may continue to withdraw from the Trust Account amounts necessary for taxes, and for working capital of up to $750,000 annually (on a pro rata basis), during the period of the Extension Agreements.

During the nine months ended September 30, 2020, the Company withdrew approximately $865,000 from the Trust Account to fund (i) permitted withdrawals for taxes and for (ii) working capital at the rate of $750,000 per year. In addition, approximately $242,423,000 was withdrawn from the Trust Account during the nine months ended September 30, 2020 to fund shareholder redemptions of 23,182,481 Class A common shares.

During the year ended December 31, 2019, the Company withdrew approximately $2,638,000 from the Trust Account in order to pay 2018 actual and 2019 estimated income taxes (approximately $1,397,000) and franchise taxes (approximately $420,000) paid in installments and to released approximately $813,000 allowed for working capital (including undistributed amounts from the prior year). In addition, on October 22, 2019, in connection with the Extension Amendment, stockholders elected to redeem 694,820 public shares of the Company’s Class A common stock at approximately $10.23 per share resulting in a distribution from the Trust Account of approximately $7,108,000.

Additionally, during the year ended December 31, 2019, the Company received approximately $1,758,000 (two payments of approximately $879,000) from the Seller representing the payment of $0.03 per outstanding public share (29,305,180 public shares) for each extension period under the Extension Amendment discussed further in Note 3. Subsequent to December 31, 2019, the Company has extended the date by which it has to consummate a business combination from January 21, 2020 to February 20, 2020, and from February 20, 2020 to March 21, 2020, from March 21, 2020 to April 20, 2020 and from April 20, 2020 to May 20, 2020. In connection with these extensions, the Company deposited $879,155.40, each extension, into the Trust Account representing the continued payment of $0.03 per outstanding public share (29,305,180 public shares) for each extension period. As a result of the extensions, the Company has deposited a total aggregate amount of approximately $5,274,932 (six payments of $879,155.40) and $1,758,310.80 (two payments of $879,155.40), respectively, at September 30, 2020 and December 31, 2019.

NOTE 8 – STOCKHOLDERS’ EQUITY

Common Stock

The authorized common stock of the Company is 110,000,000 shares, including 100,000,000 shares of Class A common stock, par value $0.0001, and 10,000,000 shares of Class F common stock, par value $0.00001. Upon completion of the Public Offering, the Company will likely (depending on the terms of the initial business combination) be required to increase the number of shares of common stock which it is authorized to issue at the same time as its stockholders vote on the business combination to the extent the Company seeks stockholder approval in connection with its initial business combination. Holders of the Company’s common stock vote together as a single class and are entitled to one vote for each share of common stock.

In October 2016, the Sponsor purchased 8,625,000 shares of Class F common stock (the “Founder Shares”) for $25,000, or approximately $0.004 per share. The Sponsor had agreed to forfeit up to 1,125,000 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. The forfeiture would be adjusted to the extent that the over-allotment option is not exercised in full by the underwriters so that the initial stockholder will own 20% of the Company’s issued and outstanding shares after the Public Offering. On November 27, 2017, the Company was advised by the underwriters’ that the overallotment option would not be exercised. As such, the 1,125,000 shares subject to forfeiture were forfeited.

In May 2020 and October 2019, in connection with the Extension Amendments, stockholders elected to redeem 23,182,481 and 694,820 shares of the Company’s Class A common stock par value $0.0001 per share, issued in the Company’s initial public offering (the “public shares”). The shares were redeemed at approximately $10.46 and $10.23 per share, the per share value of the Trust Account at that date resulting in a distribution from the Trust Account of approximately $242,423,000 and $7,108,000. As a result, 6,122,699 and 29,305,180, respectively, public shares remain issued and outstanding following such redemptions at September 30, 2020 and December 31, 2019 (4,328,690 and 28,344,013, respectively, of which are classified outside of equity as redeemable common stock).

At each of September 30, 2020 and December 31, 2019 there were 7,500,000 shares of Class F common stock issued and outstanding. See also Note 3.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At September 30, 2020 and December 31, 2019, the rights and preferences have not been determined and there were no shares of preferred stock issued and outstanding.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s, or its target’s, financial position, results of its operations and/or completion of the business combination, the specific impact is not readily determinable as of the date of these financial statements.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.